Exhibit 99.1

MAKO Surgical Corp. Reports Selected Operating Results for the Fourth Quarter 2010

Fourth Quarter 2010 and Full Year Highlights

Thirteen RIO® systems sold in the quarter, increasing domestic commercial installed base to 67 RIO systems

Total of 33 RIO systems sold worldwide in 2010

1,146 MAKOplasty® procedures performed in the quarter, a 104% increase over the same period in 2009

Total of 3,485 MAKOplasty® procedures performed in 2010, a 118% increase over the same period in 2009

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — January 10, 2011 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its RIO® Robotic Arm Interactive Orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic procedures known as MAKOplasty®, today announced its selected operating results for its fourth quarter ended December 31, 2010 in anticipation of its business update presentation at the 29th Annual J.P. Morgan Healthcare Conference at the Westin St. Francis Hotel in San Francisco on Wednesday, January 12, 2011 at 2:30 pm PST.

MAKO will provide a live webcast of the business update presentation. Interested parties may access the live webcast by visiting the investor relations section of MAKO’s web site at www.makosurgical.com. A replay of the webcast will be available at the site after the live presentation.

2010 Fourth Quarter and Full Year Review

RIO Systems – Thirteen RIO systems were installed and customer accepted at commercial sites during the fourth quarter. A total of 33 new RIO systems were sold worldwide in 2010 and MAKO’s domestic commercial installed base of RIO systems totaled 67 as of December 31, 2010.

MAKOplasty Procedure Volume – During the fourth quarter, 1,146 MAKOplasty procedures were performed, of which 1,142 procedures were performed at domestic sites, and our clinical research site in Glasgow, Scotland reported that four procedures were performed at its site. The 1,146 MAKOplasty procedures represent a 41% increase over procedures performed in the third quarter of 2010 and a 104% increase over the fourth quarter of 2009. The average monthly utilization per system was 6.7 procedures during the fourth quarter of 2010, an increase from 5.7 procedures per system per month in the third quarter of 2010 and 6.0 procedures per system per month in the fourth quarter of 2009. The average monthly utilization per system for the year ended December 31, 2010 was 6.4. A total of 3,485 MAKOplasty procedures were performed in 2010 and through December 31, 2010, a total of 5,869 procedures have been performed since the first procedure in June 2006.

“We are pleased that our ongoing focus on execution has continued to produce strong operating results,” said Maurice R. Ferre, M.D., President and Chief Executive Officer of MAKO. “We are also pleased that we continue to experience strong adoption of MAKOplasty by surgeons and hospitals.”

Earnings Call Information

MAKO will host a conference call on Tuesday, March 1 at 4:30 pm EST to discuss its fourth quarter and full year 2010 financial results. To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580  for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® knee implants for a minimally invasive orthopedic procedure called knee MAKOplasty®. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO’s resurfacing RESTORIS implants through a minimal incision. The FDA-cleared and CE Marked RIO system allows surgeons to provide precise, consistently reproducible tissue-sparing, bone resurfacing for a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 owned or licensed patents and patent applications relating to the areas of robotics, haptics, computer assisted surgery and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the recently enacted United States healthcare reform legislation on hospital spending, reimbursement, and the taxing of medical device companies, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 10, 2010, MAKO’s quarterly report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission on May 7, 2010 and MAKO’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 filed with the Securities and Exchange Commission on November 3, 2010. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

CONTACT:

Investors:
MAKO Surgical Corp.
Susan M. Verde
954-927-2044 x349
sverde@makosurgical.com

or

Westwicke Partners
Mark Klausner
443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.